As filed with the Securities and Exchange Commission on May 24, 2002

                                                      Registration No. 333-81206
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                -----------------
                                 AMENDMENT NO. 1

                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                -----------------

                              STARBASE CORPORATION
                              --------------------
             (Exact name of registrant as specified in its charter)

       DELAWARE                              7372                   33-0567363
  (State or other jurisdiction    (Primary Standard Industrial    (IRS employer
of incorporation or organization   Classification Code Number)    Identification
                                                                      Number)

                        4 HUTTON CENTRE DRIVE, SUITE 800
                            SANTA ANA, CA 92707-8713
                                 (714) 445-4400

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                DOUGLAS S. NORMAN
                        4 HUTTON CENTRE DRIVE, SUITE 800
                            SANTA ANA, CA 92707-8713
                                 (714) 445-4400

 (Name, address, including zip code, telephone number, including area code, of agent for service)

                                    COPY TO:
                           Martin Eric Weisberg, Esq.
                      Jenkens & Gilchrist Parker Chapin LLP
                              The Chrysler Building
                              405 Lexington Avenue
                               New York, NY 10174

--------------------------------------------------------------------------------
                                 (212) 704-6000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ x ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE



                                                         Proposed
                                       Amount             Maximum
                                        To Be            Aggregate           Proposed Maximum
    Title of each class of           Registered          Price Per          Aggregate Offering           Amount of
 Securities to be registered             (1)             Share (2)                 Price              Registration Fee
-------------------------------     --------------      -------------      ---------------------     -----------------
Common Stock, par value $0.01
per share                               5,637,138          $0.625                $3,523,211.25            $324.14 (3)
                                    --------------                         ----------------------     -----------------

(1) Represents the shares of common stock being registered for resale by the selling stockholders. Pursuant to Rule 416, the shares of common stock offered hereby also include such presently indeterminate number of shares of common stock that may be issued as a result of anti-dilution provisions included in the convertible debenture and warrant agreements, including, among others, stock splits, stock dividends and similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average ($0.625) of the high ($0.65) and low ($0.60) price of the common stock on the Nasdaq National Market(R) on January 16, 2002.

(3)  Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                      An Exhibit Index appears on page E-1
                      ------------------------------------

The information on this prospectus is not complete and may be changed. We may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and is effective. This prospectus is not an offer to sell these securities and is not seeking an offer to buy these securities in any state where the offer or sale is not permitted.

                    SUBJECT TO COMPLETION, DATED MAY __, 2002

                                   PROSPECTUS

                                5,637,138 SHARES

                              STARBASE CORPORATION

                                  COMMON STOCK

                            PAR VALUE $0.01 PER SHARE

o The shares of common stock offered by this prospectus are being sold by the selling stockholders.

o We will not receive any proceeds from the sale of these shares and we will bear all costs and expenses associated with the preparation and filing of this registration statements.

o Our common stock is traded on the Nasdaq National Market (R) under the symbol "SBAS." On May 23, the last reported sale price for our common stock as reported by the Nasdaq National Market(R) was $0.263 per share.

o Concurrently with this offering, we have an effective registration statement registering 19,672,983 shares of our common stock for resale by selling stockholders pursuant to a separate prospectus. The selling stockholders currently are permitted to sell shares under that prospectus.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

           ----------------------------------------------------------

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           ----------------------------------------------------------


                  The date of this prospectus is May ___, 2002

                                TABLE OF CONTENTS

Prospectus Summary............................................................3
Risk Factors..................................................................4
Forward-Looking Statements...................................................13
Use of Proceeds..............................................................13
Selling Stockholders.........................................................14
Plan of Distribution.........................................................17
Where You Can Find More Information..........................................18
Indemnification of Directors and Officers....................................19
Legal Matters................................................................19
Experts......................................................................20

                               PROSPECTUS SUMMARY

This registration statement covers the registration of 5,637,138 shares of our common stock issued as payment for liabilities in the aggregate amount of $2.5 million owed by us to the selling stockholders.

About Us
--------

         Starbase provides software management tools and professional consulting services to assist our customers in managing their development projects from beginning to end and allowing them to develop their software solutions and applications in a more efficient manner. Our tools enable geographically dispersed software developers to work as a team over corporate intranets and the Internet. Our flagship product, StarTeam, focuses primarily on supporting joint development efforts through collaboration regardless of the location or time. Our Caliber family of products provide requirements management capabilities that help customers define their software project and meet end-user needs. Our customers include management information systems executives, software developers, sales and marketing personnel, graphic designers and Webmasters.

Recent Developments
-------------------

         During the quarter ended September 30, 2001, our operating losses, negative cash flows and negative working capital raised issues as to our ability to continue as a going concern for a reasonable amount of time. This concern was later mitigated when we raised $3.0 million through the issuance of convertible debentures in November and December 2001 and reduced our headcount by 11% in October 2001 and 12% in January 2002. On January 2, 2002, we announced the appointment of James Harrer as our President and Chief Operating Officer. At that time we also initiated a reorganization of the company and review of all expenditures. During the quarter ended March 31, 2002, we were able to reduce our cash usage significantly compared with prior quarters while increasing revenues by 9% over the quarter ended December 31, 2001. At March 31, 2002, our current capital resources were $9.5 million and consisted of $1.5 million of cash and $8.0 million of accounts receivable. We also had $6.7 million in liabilities that will need to be paid with cash. We believe that cash on hand, accounts receivable and cash flow from future operations will be sufficient to operate the company until at least March 31, 2003. In April, we announced the appointment of Jim Harrer as Chief Executive Officer and John Snedegar as Chairman of the Board. We also announced the appointment of two new executive vice presidents and the completion of the reorganization commenced in January 2002.

         On February 14, 2002 we received notice from The Nasdaq Stock Market, Inc., which stated that for the last 30 consecutive trading days the price of our common stock has not been in compliance with the minimum $1.00 bid price requirement for continued inclusion on the Nasdaq National Market. We were advised that if we do not comply with this requirement by May 15, 2002 the staff of The Nasdaq Stock Market, Inc. will provide us with written notice of the delisting of our common stock from the Nasdaq National Market. We have applied for transfer of our common stock to the Nasdaq SmallCap Market. Any delisting proceedings of our common stock is stayed pending review of our application to transfer to the Nasdaq SmallCap Market. If our transfer application is approved our common stock would be listed on the Nasdaq SmallCap Market and we would be afforded a grace period until August 13, 2002 to comply with the minimum $1.00 bid price requirement for continued listing on the Nasdaq SmallCap Market. If we do not meet the $1.00 bid price requirement at August 13, 2002, we may also be eligible for an additional 180 calendar day grace period provided that we meet the initial listing criteria for the Nasdaq SmallCap Market. We may be eligible to transfer our common stock back to the Nasdaq National Market for listing if by February 10, 2003 our common stock has maintained the minimum $1.00 bid price for 30 consecutive trading days and we have maintained compliance with all other continued listing requirements of the Nasdaq National Market.

                                  RISK FACTORS

OUR BUSINESS IS SUBJECT TO A VARIETY OF RISKS AND SPECIAL CONSIDERATIONS. AS A RESULT, OUR PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS DOCUMENT AS WELL AS THE INFORMATION INCORPORATED BY REFERENCE, BEFORE DECIDING TO INVEST IN OUR SHARES OF COMMON STOCK.

OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED BY ANY OF THE FOLLOWING RISKS. IF WE ARE ADVERSELY AFFECTED BY SUCH RISKS, THEN THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS ASSOCIATED WITH THE COMPANY
---------------------------------

WE HAVE A HISTORY OF LOSSES AND WE EXPECT TO INCUR FUTURE LOSSES IF WE ARE UNABLE TO SUCCESSFULLY AND COST EFFECTIVELY DEVELOP, MARKET AND DISTRIBUTE OUR PRODUCTS

Since our inception, we have had a history of losses and as of December 31, 2001 we had an accumulated deficit of $147,665,000. Further, the cash requirements to run our business have been and will continue to be significant. In the past, we had negative cash flow from operations. We anticipate incurring additional losses until we can successfully develop, market and distribute our products. Developing our software products is difficult and time consuming and requires the coordinated participation of various technical and marketing personnel and, at times, independent third-party suppliers. If our personnel and third parties are unable to work together and coordinate their efforts in order to quickly and cost-efficiently develop our products, the development process may encounter delays, which could lead to increased operating expenses and future losses. The likelihood of the success of our business must be considered in light of the problems, expenses, difficulties, complications and unforeseen delays frequently encountered in connection with the development of new software technologies. Further, our ability to achieve or sustain our revenue or profit goals depends on a number of factors outside of our control, including the extent to which:

     o there is market acceptance of commercial services utilizing our products;

     o    our   competitors   announce   and  develop   competing   products  or
          significantly lower their prices; and

     o    our customers promote our product.

IF WE ARE UNABLE TO ACHIEVE POSITIVE OPERATING RESULTS, WE MAY NEED TO RAISE ADDITIONAL CAPITAL AND MAY NOT BE ABLE TO CONTINUE TO OPERATE AS A GOING CONCERN

In the past, we have used cash from outside financing to fund our operations. If we cannot achieve positive operating results and positive cash flow, we may need to raise additional funds. There can be no assurances that funds may be raised on acceptable terms or when needed, if at all. If we cannot raise necessary funds on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated capital requirements, which could have a material adverse effect on our business, operating results and financial condition. If we are unable to achieve positive operating results and are unable to raise additional funds, we may need, among other things, sell our assets, further reduce our workforce or close facilities.

At March 31, 2002, our current capital resources were $9.5 million and consisted of $1.5 million of cash and $8.0 million of accounts receivable. We also had $6.7 million in liabilities that will need to be paid with cash. We believe that cash on hand, accounts receivable and cash flow from future operations will be sufficient to enable us to continue as a going concern until at least March 31, 2003.

WE HAVE PREVIOUSLY INCURRED AND MAY INCUR FUTURE IMPAIRMENT LOSSES RELATED TO INTANGIBLE ASSETS FROM PRIOR ACQUISITIONS WHICH COULD NEGATIVELY AFFECT OUR FUTURE OPERATING RESULTS

During the quarter ended September 30, 2001, we had an impairment write-down of $36.3 million related to intangible assets from prior acquisitions. If our operating performance and the overall market environment does not improve, we may incur additional write-downs of our remaining intangible assets which could adversely affect our financial position, operating results and our ability to raise additional financing.

WE RELY HEAVILY ON SALES OF STARTEAM AND IF IT DOES NOT SUSTAIN MARKET OR IT DECREASES ACCEPTANCE, WE ARE LIKELY TO EXPERIENCE LARGER LOSSES

For the quarter ended December 31, 2001, we generated 47% of our total revenues and 60% of our licensing revenues from licenses of our StarTeam product line. We believe that revenues generated from StarTeam will continue to account for a large percentage of our revenues for the foreseeable future. A decline in the price of, or demand for, StarTeam would have a material adverse effect on our business, operating results and financial condition. The following events may reduce the demand for StarTeam:

     o    competition from other products;
     o flaws in our software products or incompatibility with third-party hardware or software products;
     o    negative publicity or evaluation of our company;  or
     o obsolescence of the hardware platforms or software environments in which our systems run.

In addition, our future financial performance will depend upon successfully developing and selling enhanced versions of StarTeam. If we fail to deliver product enhancements or new products for our customers it will be difficult for us to succeed.

IF WE DO NOT CONTINUE TO RECEIVE REPEAT BUSINESS FROM EXISTING CUSTOMERS, OUR REVENUE WILL SUFFER

We generate a significant amount of our software license revenues from existing customers. Most of our current customers initially purchase a limited number of licenses as they implement and adopt our products. Even if the customer successfully uses our products, customers may not purchase additional licenses to expand the use of our products. Purchases of expanded licenses by these customers will depend on their success in deploying our products, their satisfaction with our products and support services and their use of competitive alternatives. A customer's decision to widely deploy our products and purchase additional licenses may also be affected by factors that are outside of our control or which are not related to our products or services. In addition, as we deploy new versions of our products or introduce new products, our current customers may not require the functionality of our new products and may decide not to license these products.

IF WE ARE UNABLE TO FURTHER INTEGRATE THE OPERATIONS OF TECHNOLOGY BUILDERS, INC., WE MAY NOT BE ABLE TO SUCCESSFULLY CONTINUE TO DEVELOP AND MARKET TECHNOLOGY BUILDERS' PRODUCTS AND OUR REVENUES MAY SUFFER

We acquired Technology Builders, Inc. on February 23, 2001. The success of this acquisition will depend on our ability to:

     o    successfully integrate and manage its technology and operations;
     o    retain its software developers;
     o develop and market new products and enhance existing products based on its technology; and
     o    retain its customer base.

Our failure to successfully address the risks associated with our acquisition of Technology Builders could hurt our ability to develop and market products based on Technology Builders' technology.

RISKS ASSOCIATED WITH THE INDUSTRY
----------------------------------

WE FACE  INTENSE  COMPETITION  FOR  APPLICATION  SOFTWARE  WHICH  COULD  MAKE IT
DIFFICULT FOR US TO ACQUIRE AND RETAIN CUSTOMERS AND ADVERSELY AFFECT OUR OPERATING RESULTS

The application software market is intensely competitive and rapidly evolving. Our customers' requirements and the technology available to satisfy those requirements continually change. We expect competition to intensify in the future. Our principal competitors include in-house development efforts by potential customers or partners, vendors of code management software, and vendors of content management software. Many of these companies have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. Many of these companies can also leverage extensive customer bases and adopt aggressive pricing policies to gain market share. Potential competitors may bundle their products in a manner that may discourage users from purchasing our products. In addition, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

Competitive pressures may make it difficult for us to acquire and retain customers and may require us to reduce the price of our software in order to attract new customers and keep existing customers. If we have to reduce the purchase price of our software, our revenues may decrease. If we fail to compete successfully against current or future competitors, we could lose customers and our business, operating results and financial condition would suffer.

IF WE FAIL TO ESTABLISH AND MAINTAIN STRATEGIC RELATIONSHIPS, THE MARKET ACCEPTANCE OF OUR PRODUCTS AND OUR FINANCIAL PERFORMANCE MAY SUFFER

To date, the majority of our revenue came from our direct sales efforts. To offer products and services to a larger customer base, our direct sales force depends on strategic partnerships and marketing alliances to obtain customer leads, referrals and distribution. If we are unable to maintain our existing strategic relationships or fail to enter into additional strategic relationships, our ability to increase our sales will be harmed. We would also lose anticipated customer introductions and co-marketing benefits. In addition, our strategic partners may not regard us as significant for their own businesses. Therefore, they could reduce their commitment to us or terminate their relationships with us, pursue other partnerships or relationships, or attempt to develop or acquire products or services that compete with our products and services. Even if we succeed in establishing these relationships, they may not result in additional customers or revenues.

WE HAVE LIMITED EXPERIENCE CONDUCTING OPERATIONS INTERNATIONALLY, WHICH MAY MAKE OVERSEAS EXPANSION MORE DIFFICULT AND COSTLY

To date, we have derived most of our revenues from sales to North American customers. We plan to expand our international operations in the future. There are many barriers and risks to competing successfully in the international marketplace, including:

     o    costs of customizing products for foreign countries;
     o    foreign currency risks;
     o    dependence on local vendors;
     o compliance with multiple, conflicting and changing governmental laws and regulations;
     o    longer sales cycles; and
     o    import and export restrictions and tariffs.

As a result of these competitive barriers to entry and risks, we cannot assure you that we will be able to successfully market, sell and deliver our products and services in international markets.

IF WE FAIL TO EFFECTIVELY MANAGE AND SUPPORT OUR ANTICIPATED GROWTH IN OPERATIONS, WE MAY NOT ACHIEVE FUTURE REVENUE GROWTH AND PROFITABILITY

To succeed in the implementation of our business strategy, we must rapidly execute our sales strategy, further develop and enhance products and expand our service capabilities. To manage anticipated growth resulting from this strategy, we must:

     o continue to implement and improve our operational, financial and management information systems;
     o    hire, train and retain qualified  personnel;
     o    continue to expand and upgrade core  technologies;  and
     o    effectively   manage  multiple   relationships   with  our  customers,
          applications developers and other third parties.

If we fail to manage and support our growth as planned, our business strategy, the anticipated growth in revenues and our profitability may not be achieved.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD RESULT IN THE USE OF OUR TECHNOLOGY BY COMPETITORS OR OTHER THIRD-PARTIES

Our success depends significantly on our ability to protect our proprietary technologies. If we are not adequately protected, our competitors could use the intellectual property that we have developed to enhance their products and services to our detriment. We rely on a combination of trade secrets, patents, confidentiality provisions and other contractual provisions to protect our proprietary rights, but these legal means provide only limited protection.

OUR PRODUCTS USE TECHNOLOGY THAT MAY INFRINGE ON THE PROPRIETARY RIGHTS OF THIRD PARTIES, WHICH MAY EXPOSE US TO LITIGATION AND OTHER COSTS

As the number of entrants into our market increases, the possibility of a patent infringement claim against us grows. For example, we inadvertently may be infringing a patent of which we are unaware. In addition, because patent applications can take many years to issue, there may be a patent application now pending of which we are unaware, which will cause us to infringe such patent when it is issued in the future. To address any patent infringement claims, we may have to enter into royalty or licensing agreements on commercial terms that are not favorable to us. A successful claim of patent infringement against us, or our failure to license the infringed or similar technology, may cause us to delay or cancel shipment of our products or result in significant costs. This could hurt our revenues and profitability and result in a material adverse effect on our business, operating results and financial condition. In addition, any infringement claims, with or without merit, would be time-consuming and expensive to litigate or settle and could divert management attention from administering our core business.

OUR FAILURE TO DELIVER DEFECT-FREE SOFTWARE COULD RESULT IN GREATER LOSSES AND HARMFUL PUBLICITY

Our software products are complex and may contain defects or failures. Moreover, third parties may develop and spread computer viruses that may damage the functionality of our software products. Any of these events may result in delayed or lost revenues, loss of market share, failure to achieve market acceptance, reduced customer satisfaction, diversion of development resources, product liability or warranty claims against us, and damage to our reputation. Although we maintain liability insurance, this insurance coverage may not be adequate to cover losses from claims against us. Further, defending a product liability lawsuit, regardless of its merits, could harm our business because it entails substantial expense and diverts the time and attention of key management personnel.

                     RISKS ASSOCIATED WITH OUR COMMON STOCK
                     --------------------------------------

IF THE PRICE OF OUR COMMON STOCK REMAINS BELOW $1.00, OUR COMMON STOCK MAY BE DELISTED FROM NASDAQ

The National Association of Securities Dealers, Inc. has established certain standards for the continued listing of a security on the Nasdaq National Market and the Nasdaq SmallCap Market. The standards for continued listing on either market require, among other things, that the minimum bid price for the listed securities be at least $1.00 per share. A deficiency in the bid price maintenance standard will be deemed to exist if the issuer fails the individual stated requirement for thirty consecutive trading days, with a 90-day cure period, with respect to the Nasdaq National Market, and a 180-day cure period with respect to the Nasdaq SmallCap Market.

On February 14, 2002, we received a 30-day deficiency notice from The Nasdaq Stock Market, Inc., for failure to comply with the $1.00 minimum bid price per share for the last 30 consecutive trading days. We have applied for a transfer to the Nasdaq SmallCap Market in order to take advantage of the longer 180-day cure period. If we chose to transfer to the Nasdaq SmallCap Market and the price deficiency is cured during the 180-day period, and we otherwise continue to comply with the Nasdaq National Market maintenance standards, we could then transfer back to the Nasdaq National Market by February 10, 2003. If we choose to transfer to the Nasdaq SmallCap Market and do not comply with the $1.00 minimum bid price at the end of the 180-day cure period, we may also be eligible for an additional 180 calendar day grace period provided we meet the initial listing criteria for the Nasdaq SmallCap Market. If our common stock were to be excluded from Nasdaq, the prices of our common stock and the ability of holders to sell such stock would be adversely affected, and we would be required to comply with the initial listing requirements to be relisted on Nasdaq.

IF OUR OUTSTANDING WARRANTS AND OPTIONS ARE EXERCISED, THERE WILL BE FURTHER DILUTION TO OUR COMMON STOCKHOLDERS

As of December 31, 2001, we had 3,670,862 warrants to purchase the equivalent number of shares of our common stock outstanding at prices ranging from $0.65 to $6.81. In addition, as of December 31, 2001, we had 25,303,748 stock options granted outstanding with a weighted-average exercise price of $2.67, of which 8,914,054 are exercisable at a weighted-average exercise price of $3.17 at December 31, 2001. Exercise of either the outstanding warrants or granted stock options will dilute the position of our common stockholders.

                          FORWARD - LOOKING STATEMENTS

         In this prospectus, we make statements about our future financial condition, results of operations and business. These are based on estimates and assumptions made from information currently available to us. Although we believe these estimates and assumptions are reasonable, they are uncertain. These forward-looking statements can generally be identified because the context of the statement includes words such as may, will, except, anticipate, intend, estimate, continue, believe or other similar words. Similarly, statements that describe our future expectations, objectives and goals or contain projections of our future results of operations or financial condition are also forward-looking statements. Our future results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements, including those listed under the heading "Risk Factors" and other cautionary statements in this prospectus.

                                 USE OF PROCEEDS

         The selling stockholders are selling all of the shares covered by this prospectus for their own accounts. Accordingly, we will not receive any proceeds from the resale of the shares. We will bear all expenses relating to this registration except for brokerage or underwriting commissions and expenses, if any, which the selling stockholders will pay.

                              SELLING STOCKHOLDERS

         This prospectus covers the resale by the selling stockholders of 5,637,138 shares of common stock issued to and acquired by the selling stockholders as payment for liabilities owed by us to the selling stockholders.

         Except as indicated in the tables below, the shares that may be offered and sold pursuant to this prospectus represent all of the shares owned by each named selling stockholder.

         We are registering the shares of common stock offered in this prospectus with the SEC to permit public secondary trading. As a result, the selling stockholders may offer all or part of the shares for resale to the public from time to time.

         The table below lists information regarding the selling stockholders' ownership of shares of our common stock. Information concerning the selling stockholders may change from time to time. To the extent that the selling stockholders or any of their representatives advise us of such changes, we will report those changes in a supplement to this document, if required. Except as set forth in this prospectus, to our knowledge, no selling stockholder has held any position of office, or has had any material relationship, with us or any parties related to us, within the past three years. The percentage of ownership columns set forth in the tables below are based upon 79,655,488 shares of common stock outstanding as of March 31, 2002 plus the number of shares beneficially owned by the selling stockholder.

         Each of the selling stockholders has agreed to limit its sale of the shares to a percentage of the daily or weekly treading volume of our common stock, as reported by Bloomberg Financial Markets.

     o UBS Warburg has agreed to limit the sales of its shares to 20% of the immediately preceding day's daily trading volume.

     o SG Cowen has agreed to limit the sales of its shares to 20% of the immediately preceding week's trading volume.

     o Each of DHR International, Inc., James R. Azar, eRunway, Inc., Kurt Motamedi and Jacob Shefter has agreed that on any trading day, each individual or entity, will limit its daily sales of its shares to 10% or less of the immediately preceding day's daily trading volume.

The Amount Offered column assumes no sales are effected by the selling stockholders during the offering period other than under the registration statement.


                                                                                        Amount        Percentage
                                            Amount       Percentage                  Beneficially    Beneficially
                                         Beneficially   Beneficially                     Owned           Owned
                                         Owned Prior     Owned Prior      Amount       Following       Following
                 Name                    to Offering     to Offering      Offered      Offering        Offering
--------------------------------------- --------------- -------------- ---------------------------- ----------------
UBS Warburg (1)                            1,660,156           2.1 %     1,660,156             0           0%
SG Cowen (2)                               2,887,565           3.6       2,791,235             0           0
DHR International, Inc. (3)                  271,387           *           271,387             0           0
James R. Azar (4)                            321,821           *           158,533             0           0
eRunway, Inc. (5)                            400,473           *           400,473             0           0
Kurt Motamedi (6)                            213,012           *           118,012             0           0
Jacob Sheftel                                237,342           *           237,342             0           0

----------
      * Represents less than one percent.

     (1) Duncan Williams is the natural person who exercises control over these shares.
     (2) 96,330 shares of common stock issuable upon exercise of warrants owned prior to the offering are not included in this offering. Jeff Harmon is the natural person who exercises control over these shares.
     (3) David Hoffmann, Chief Executive Officer of DHR International, Inc., is the natural person who exercises control over these shares.
     (4) 163,288 shares of common stock owned prior to offering are not included in this offering. James R. Azar is a vice president of the Caliber division of our company.
     (5) Thomas R Holler, Chief Financial Officer of eRunway, Inc., is the natural person who exercises control over these shares.
     (6) 95,000 shares of common stock owned prior to offering are not included in this offering.

Agreements with the selling stockholders
----------------------------------------

         On January 29, 2001, we entered into a letter agreement in which we engaged UBS Warburg LLC to act as financial advisor on our behalf for a period of one year to perform certain financial advisory and investment banking services in connection with a potential acquisition by us. We agreed to pay UBS Warburg a transaction fee of $1,000,000, if we consummated the acquisition or if we entered into a definitive agreement in connection with the potential acquisition. We also agreed to reimburse UBS Warburg for expenses reasonably incurred by it in entering into and performing the services under the agreement.

         We subsequently entered into another letter agreement with UBS Warburg on December 3, 2001, which amended and supplemented the January 29, 2001 letter agreement. We agreed to pay, in full satisfaction of the $1,000,000 transaction fee and expenses owed by us to UBS Warburg, (i) $150,000 in cash as partial payment of the transaction fee, (ii) $32,000 in cash for expenses incurred by UBS Warburg, and (iii) registered shares of our common stock equal to the remaining $850,000 of the transaction fee, based on a 20% discount to the trading price of our common stock on the trading day preceding the date we filed a registration statement with the SEC to register the new shares for UBS Warburg. With respect to the issuance of these shares, we relied on the exemption afforded by Section 4(2) of the Securities Act of 1933, as amended that is applicable to the issuance of these shares as transactions by an issuer not involving a public offering. UBS Warburg has represented to us, among other things, that is an accredited investor and that it is acquiring these shares for its own account and not with a view to or for sale in connection with a distribution of the shares.

         In February 2001, we entered into a letter agreement in which we engaged SG Cowen Securities Corporation to act as financial advisor on our behalf for a period of one year to perform financial advisory and investment banking services in connection with the possible acquisition by us of worldweb.net, Inc., and advisory services in connection with the possible acquisition by us of Technology Builders, Inc. We agreed to pay to SG Cowen a transaction fee equal to $600,000 upon the consummation or execution of a definitive agreement in connection with the closing of each of the worldweb.net, Inc. transaction and the Technology Builders, Inc. transaction, totaling $1,200,000 in the aggregate. We also agreed to pay a fee of $500,000 when SG Cowen informed our board of directors that it was prepared to render a fairness opinion for a transaction involving worldweb.net, Inc., and we agreed to reimburse SG Cowen for travel and all other reasonable out of pocket expenses incurred in connection with this engagement.

         We subsequently entered into another letter agreement with SG Cowen on December 10, 2001, in which we agreed that in contemplation of the payment of approximately $1.1 million in fees and expenses owed to SG Cowen by us under the February 2001 letter agreement, we would pay $150,000 in cash to SG Cowen and issue to them 2,791,235 restricted shares of our common stock. With respect to the issuance of these shares, we relied on the exemption afforded by Section 4(2) of the Securities Act of 1933, as amended that is applicable to the issuance of these shares as transactions by an issuer not involving a public offering. SG Cowen has represented to us, among other things, that is an accredited investor and that it is acquiring these shares for its own account and not with a view to or for sale in connection with a distribution of the shares.

         We had outstanding liabilities in the aggregate amount of approximately $600,000 owed to the other selling stockholders for liabilities incurred in the ordinary course of business. We have agreed with each of these selling stockholders to issue an aggregate of 1,444,035 shares of our common stock as payment in full satisfaction of the respective liabilities owed to each of these selling stockholders. We relied on the exemption afforded by Section 4(2) of the Securities Act of 1933, as amended that is applicable to the issuance of these shares as transactions by an issuer not involving a public offering.

Registration Rights
-------------------

         We agreed with each of the selling stockholders to file a registration statement covering the resale of the shares of common stock. Accordingly, in recognition of the fact that the selling stockholders may wish to be legally permitted to sell the shares when they deem appropriate, we filed with the SEC a registration statement on Form S-3, of which this prospectus is part. We also will prepare and file any amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the date on which the shares offered in this prospectus may be resold by the selling stockholders without registration or without regard to volume limitations by reason of Rule 144 under the Securities Act of 1933, as amended, or any other rule of similar effect.

         Because the selling stockholders may offer all or some of the shares which they hold pursuant to the offering contemplated by this prospectus, and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the selling stockholders' shares, we have estimated that the selling stockholders will hold no shares after the completion of this offering. However, our registration of the shares does not necessarily mean that the selling stockholders will sell any or all of their shares, and the selling stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. The selling stockholders reserve the right to accept or reject, in whole or part, any proposed sale of shares.

         This prospectus also covers any additional shares of common stock that become issuable in connection with shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

         Other than as indicated above and in the footnotes to the selling stockholders table, the selling stockholders are not affiliated with us and have not had any material relationship with us during the past three years.

                              PLAN OF DISTRIBUTION

         The selling stockholders may offer their shares of common stock at various times in one or more of the following transactions:

         o on any U.S. securities exchange on which our common stock may be listed at the time of such sale;

         o     in the over-the-counter market;

         o     in   transactions   other  than  on  such  exchanges  or  in  the
               over-the-counter market;

         o     in connection with short sales; or

         o     in a combination of any of the above transactions.

         The selling stockholders may offer their shares of common stock at prevailing market prices, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

         The selling stockholders may use broker-dealers to sell their shares of common stock. If this occurs, broker-dealers may either receive discounts or commission from the selling stockholder, or they may receive commissions from the purchasers of shares of common stock for whom they acted as agents. Such brokers may act as dealers by purchasing any and all of the shares covered by this prospectus either as agents for others or as principals for their own accounts and reselling such securities under the prospectus.

         The selling stockholders and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be considered underwriters under the Securities Act of 1933. As such, any commissions or profits they receive on the resale of the shares may be considered underwriting discounts and commissions under the Securities Act of 1933.

         As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the selling stockholders with respect to the offer to sell the shares under this prospectus. If we become aware of any agreement, arrangement or understanding, to the extent required under the Securities Act of 1933, we will file a supplemental prospectus to disclose:

            (1)   the name of any such broker-dealers;

            (2)   the number of shares involved;

            (3)   the price at which such shares are to be sold;

            (4) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

            (5)   that such  broker-dealers did not conduct any investigation to
                  verify  the  information  set  out  in  this  prospectus,   as
                  supplemented; and

            (6)   other facts material to the transaction.

         The registration rights agreement entered into among us and the selling stockholders have reciprocal indemnification provisions between us and each selling stockholder to indemnify each other against liabilities under the Securities Act, which may be based upon, among other things, any untrue statement of a material fact or any omission of a material fact. We have agreed to bear customary expenses incident to the registration of the shares for the benefit of the selling stockholders in accordance with such agreements, other than underwriting discounts and commissions directly attributable to the sale of such securities by or on behalf of the selling stockholder.

WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, DC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

         We have  filed a  registration  statement  on Form  S-3 with the SEC to register shares of our common stock. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all of the information included in the registration statement. For further information about us and about this offering, you may refer to the registration statement and its exhibits. You can review and copy the registration statement and its exhibits at the public reference facilities maintained by the SEC or on the SEC's website described above.

         This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this prospectus, and information that we file with the SEC at a later date will automatically update or supersede this information. We incorporate by reference the following documents as well as any future filing we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         1.    Quarterly  Report on Form 10-Q for the period ended  December 31,
               2001;

         2.    Quarterly  Report on Form 10-Q for the period ended September 30,
               2001;

         3.    Quarterly Report on Form 10-Q for the period ended June 30, 2001;

         4.    Annual  Report on Form 10-K for the fiscal  year ended  March 31,
               2001;

         5. Registration Statement on Form 10, as amended, containing the description of our common stock, dated April 27, 1995; and

         6.    Form 8-K, dated February 11, 2002.

         You may request a copy of these filings, at no cost, by writing to us at 4 Hutton Centre Drive, Suite 800, Santa Ana, CA 92707-8713, Attention:
Investor Relations.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law allows companies to indemnify their directors and officers against expenses, judgments, fines and amounts paid in settlement under the conditions and limitations described in the law.

         Our certificate of incorporation provides that a director is not personally liable for monetary damages to us or to our stockholders for breach of his or her fiduciary duties as a director. A director will be held liable for a breach of his or her duty of loyalty to us or our stockholders, his or her intentional misconduct or willful violation of law, actions or inactions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives an improper personal benefit. This limitation of liability does not affect the availability of equitable remedies against the director including injunctive relief or rescission. Our certificate of incorporation authorizes us to indemnify our officers, directors and other agent to the fullest extent permitted under Delaware law.

         We have entered into an indemnification agreement with each of our directors and officers. In some cases, the provisions of the indemnification agreement may be broader than the specific indemnification provisions contained in our certificate of incorporation or otherwise permitted under Delaware law. Each indemnification agreement may require us to indemnify an officer or director against liabilities that may arise by reason of his status or service as an officer or director, or against liabilities arising from the director's willful misconduct of a culpable nature. The indemnification agreement may also require us to obtain directors' and officers' liability insurance, if available on reasonable terms. We maintain a directors and officers liability policy with Lloyds of London and General Star Indemnity Corporation that contains an aggregate limit of liability of $10,000,000 through 2002.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to these provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

         Jenkens & Gilchrist Parker Chapin LLP, New York, New York will pass upon the validity of the securities offered hereby.

                                     EXPERTS

         The financial statements as of March 31, 2001 and 2000 and for the years ended March 31, 2001, 2000 and 1999, incorporated in this prospectus by reference from Starbase Corporation's Annual Report on Form 10-K for the year ended March 31, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF ________________.

                                ----------------


                    TABLE OF CONTENTS                                  PAGE
--------------------------------------------------------------------------------

Prospectus Summary                                                        3
Risk Factors                                                              4
Forward-Looking Statements                                               13
Use of Proceeds                                                          13
Selling Stockholders                                                     14
Plan of Distribution                                                     17
Where You Can Find More Information                                      18
Indemnification of Directors and Officers                                19
Legal Matters                                                            19
Experts                                                                  20
--------------------------------------------------------------------------------


                        5,637,138 SHARES OF COMMON STOCK

                              STARBASE CORPORATION

                                  -------------


                                   PROSPECTUS

                                  -------------

                                  MAY ___, 2002

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the fees and expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant.

Securities and Exchange Commission registration fee                   $     324
Legal fees and expenses (1)                                              15,000
Accounting fees and expenses (1)                                          6,000
Transfer agent fees (1)                                                     500
Printing and engraving expenses (1)                                         500
Miscellaneous (1)                                                           324
Total                                                                 $  23,859

(1)      Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and ,with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonable entitled to indemnity for such expenses.

         The Certificate of Incorporation of Starbase provides that directors shall not be personally liable for monetary damages to Starbase or its stockholders for breach of fiduciary duty as a director, except for liability resulting from a breach of the director's duty of loyalty to Starbase or its stockholders, intentional misconduct or willful violation of law, actions or in actions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. The Certificate of Incorporation of Starbase also authorizes Starbase to indemnify its officers, directors and other agents, by bylaws, agreements or otherwise, to the fullest extent permitted under Delaware law. Starbase has entered into an Indemnification Agreement (the "Indemnification Agreement") with each of its directors and officers which may, in some cases, be broader than the specific indemnification provisions contained in the Certificate of Incorporation of Starbase or as otherwise permitted under Delaware law. Each Indemnification Agreement may require Starbase, among other things, to indemnify officers and directors against liabilities that may arise by reason of their status or service as a director or officer, against liabilities arising from willful misconduct of a culpable nature, and to obtain directors' and officers' liability insurance if available on reasonable terms.

         Starbase maintains a directors and officers liability policy with Lloyds of London and General Star Indemnity Corporation that contains an aggregate limit of liability of $10,000,000 through 2002.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT NO.
                                     DESCRIPTION OF EXHIBIT
----------   -------------------------------------------------------------------
     4.1     UBS Warburg Agreement, dated as of December 3, 2001.
     4.2     SG Cowen Securities Corporation Agreement dated as of December 10,
             2001.
     4.3     Form of Agreement.
     5.1     Opinion of Jenkens & Gilchrist Parker Chapin LLP.
    23.1     Consent of Jenkens & Gilchrist Parker Chapin LLP.  Included in
             Exhibit 5.1.
    23.2     Consent of Deloitte & Touche LLP
    24.1     Powers of Attorney of certain directors and officers of Starbase.
             Included as part of the signature page on page II-5 of this filing.

-------------------------

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To deliver or cause to be delivered with the prospectus to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment no. 1 to Form S-3 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on May 24, 2002.

                                               STARBASE CORPORATION


                                               By: /s/ Douglas S. Norman
                                                   -----------------------
                                                   Douglas S. Norman
                                                   Chief Financial Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James A. Harrer or Douglas S. Norman, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment no. 1 to Registration Statement on Form S-3 has been signed below by the following persons in the capacities indicated.

       Signature                                Title                  Date

          *                           Chief Executive Officer      May 24, 2002
---------------------------                and President
    James A. Harrer


          *                           Chairman of the Board        May 24, 2002
---------------------------               and Director
   John R. Snedegar


           *                          Executive Vice President     May 24, 2002
---------------------------                 and Director
   Donald R. Farrow


          *                                   Director             May 24, 2002
---------------------------
    William R. Stow III


          *                                   Director             May 24, 2002
---------------------------
    Phillip E. Pearce


          *                                   Director              May 24, 2002
---------------------------
    Daniel P. Ginns


          *                                   Director              May 24, 2002
---------------------------
    Barry W. Sullivan


/s/ Douglas S. Norman               Chief Financial Officer and   May 24, 2002
---------------------------                  Secretary
    Douglas S. Norman


/s/ David J. Katzoff                   Corporate Controller       May 24, 2002
---------------------------
    David J. Katzoff


* By: Douglas S. Norman
     -----------------------
      Attorney-in-fact

                                  EXHIBIT INDEX


EXHIBIT NO.
                                     DESCRIPTION OF EXHIBIT
----------   -------------------------------------------------------------------
     4.1     UBS Warburg Agreement, dated as of December 3, 2001.
     4.2     SG Cowen Securities Corporation Agreement dated as of December 10,
             2001.
     4.3     Form of Agreement.
     5.1     Opinion of Jenkens & Gilchrist Parker Chapin LLP.
    23.1     Consent of Jenkens & Gilchrist Parker Chapin LLP.  Included in
             Exhibit 5.1.
    23.2     Consent of Deloitte & Touche LLP
    24.1     Powers of Attorney of certain directors and officers of Starbase.
             Included as part of the signature page on page II-5 of this filing.

-------------------------